FOR IMMEDIATE RELEASE

AMAG PHARMACEUTICALS COMPLETES DIVESTMENT OF WOMEN’S HEALTH ASSETS

Vyleesi® returned to Palatin Technologies

Company focuses on optimizing marketed assets and development of its innovative pipeline

WALTHAM, Mass., July 27, 2020 — AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG) today announced AMAG and Palatin Technologies, Inc. have mutually terminated the January 2017 license agreement pursuant to which AMAG was granted exclusive rights to develop and commercialize Vyleesi® (bremelanotide), a melanocortin receptor agonist indicated for the treatment of acquired, generalized hypoactive sexual desire disorder (HSDD) in premenopausal women, in North America.

“Coupled with the recent sale of Intrarosa®, the return of Vyleesi to Palatin allows us to reduce operating expenses and prioritize the company’s future value drivers – developing ciraparantag, maximizing Feraheme’s value to address significant unmet medical needs, exploring portfolio partnering opportunities for our established brands and our pipeline, as well as retaining patient access to Makena,” said Scott Myers AMAG’s president and chief executive officer. “Palatin’s long-standing commitment to the melanocortin platform enabled Vyleesi to be developed as the first as-needed treatment option for HSDD and under their leadership of the product, premenopausal women suffering from the condition will have continued access to the therapy.”

Under the terms of the termination agreement, all of AMAG’s rights and obligations to develop and commercialize Vyleesi under the license agreement will terminate, and full ownership of Vyleesi will transfer back to Palatin. AMAG will pay Palatin $12 million at closing and $4.3 million on March 31, 2021. In exchange for such payments, Palatin will assume all Vyleesi manufacturing agreements and associated minimum commitments and AMAG will transfer to Palatin all data and assets related exclusively to Vyleesi. Under the agreement, Palatin has agreed to compensate AMAG to provide certain transitional services to Palatin for a period of time to ensure continued patient access to Vyleesi during the transition back to Palatin.

About Vyleesi® (bremelanotide injection)
Vyleesi is approved for the treatment of premenopausal women with acquired, generalized hypoactive sexual desire disorder (HSDD). The prefilled Vyleesi autoinjector pen is self-administered into a woman’s abdomen or thigh at least 45 minutes before anticipated sexual activity and can be taken at any time of day. Vyleesi is thought to possess a novel mechanism of action. While the exact mechanism of action is unknown, Vyleesi is believed to bind to melanocortin receptors in the central nervous system.

The most common side effects of VYLEESI include nausea, flushing, injection site reactions, headache and vomiting.  Do not use VYLEESI if you are pregnant, or have uncontrolled hypertension, known heart disease or are taking oral naltrexone-containing products intended to treat opioid or alcohol addiction. Women who can become pregnant should use effective birth control during treatment with VYLEESI.

For additional product information, including full prescribing information, please visit www.vyleesi.com

ABOUT AMAG
AMAG is a commercial stage biopharmaceutical company focused on bringing innovative products to patients with unmet medical needs. The company does this by leveraging its development and commercial expertise to invest in and grow its pharmaceutical products across a range of therapeutic areas. For additional company information, please visit www.amagpharma.com.

Forward Looking Statements
This press release contains forward-looking information about AMAG Pharmaceuticals, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including, among others, expectations about the benefits of the sale of Intrarosa and Vyleesi to AMAG’s strategy, including AMAG’s ability to reduce operating expenses, optimize its marketed asset, maximize Feraheme’s value, retain patient access to Makena or execute on partnering opportunities are based on management’s current expectations and beliefs and are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.
Such risks and uncertainties include, among others, risks and uncertainties related to the scale and scope of the COVID-19 pandemic and its impact on AMAG’s revenues and operations, as well as COVID-19’s impact on AMAG’s business partners, healthcare providers, patients, employees and the health care industry and worldwide economies generally, risks related to the divestiture of Intrarosa and Vyleesi, including any unintended consequences from such efforts and AMAG’s ability to successfully achieve the expected benefits of such initiatives in a timely manner, or at all, risks that Feraheme could face increased competition in the near term, including as a result of the recent approval of Monoferric® or if Sandoz’s ANDA is approved as well as those risks identified in AMAG’s filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2019, its Current Reports on Form 8-K, its Quarterly Reports on Form 10-Q, including for the quarter ended March 31, 2020, and in any subsequent filings with the SEC , which are available at the SEC’s website at www.sec.gov. Any such risks and uncertainties could materially and adversely affect AMAG’s results of operations, its profitability, and its cash flows, which would, in turn, have a significant and adverse impact on AMAG’s stock price. AMAG cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made.
AMAG disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.
AMAG Pharmaceuticals®, the logo and designs, are registered trademarks of AMAG Pharmaceuticals, Inc. Any other trademarks referred to in this report are the property of their respective owners.

AMAG CONTACTS:
Media:
Rushmie Nofsinger
(781) 530-6838

Investors:
Loraine Spreen
617-866-0303

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